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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
      (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                            (AMENDMENT NO.       )(1)


                                MedicalCV, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                  584639 10 8
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                                 (CUSIP Number)


                                November 20, 2001
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          (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /     Rule 13d-1(b)

      /X/     Rule 13d-1(c)

      / /     Rule 13d-1(d)


--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. 584639 10 8                13G                   Page 2 of 4 Pages
          -----------

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

             N.G.C. MEDICAL S.p.A.
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

             ITALY
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       400,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    400,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

          400,000
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
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(11) Percent of Class Represented by Amount in Row (9)

          5.1%
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(12) Type of Reporting Person (See Instructions)

          CO
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                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1 (a)  NAME OF ISSUER:

      MedicalCV, Inc.

ITEM 1 (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      9725 South Robert Trail
      Inver Grove Heights, Minnesota 55077

ITEM 2 (a)  NAME OF PERSON FILING:

      N.G.C. Medical S.p.A.

ITEM 2 (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      Via Novedratese 35
      22060 Novedrate, Como, Italy

ITEM 2 (c)  CITIZENSHIP:

      Italy

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

      Common Stock, $0.01 par value

ITEM 2 (e)  CUSIP NUMBER:

      584639 10 8

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON IS FILING AS A:

      Not applicable

ITEM 4      OWNERSHIP:

      (a) Amount beneficially owned:                                     400,000
      (b) Percent of class:                                                 5.1%
      (c) Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote                 400,000
          (ii)  Shared power to vote or to direct the vote                     0
          (iii) Sole power to dispose or to direct the disposition of    400,000
          (iv)  Shared power to dispose or to direct the disposition of        0

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON.

      Not applicable


                                        3


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ITEM 7      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

      Not applicable

ITEM 10     CERTIFICATIONS.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              November 20, 2001
                              --------------------------------------------
                              (Date)

                              N.G.C. Medical S.p.A.
                              --------------------------------------------

                              /s/ Eugenio Cremascoli
                              --------------------------------------------
                              (Signature)
                              Name: Eugenio Cremascoli
                                   ---------------------------------------
                              Title: President and Chief Executive Officer
                                    --------------------------------------